[LETTERHEAD OF PRICEWATERHOUSECOOPERS]

                                AUDITORS' REPORT

                             To the Shareholders of

                             Merkaz Herzlia "A" Ltd.

We have audited the balance sheets of Merkaz Herzlia "A" Ltd. (hereafter - the company) as of December 31, 1998 and 1997 and the statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the company's board of directors and management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards, including those prescribed by the Auditors (Mode of Performance) Regulations, 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, either due to error or to intentional misrepresentation. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the board of directors and management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a fair basis for our opinion.

The aforementioned financial statements have been prepared on the basis of historical cost adjusted to reflect the changes in the general purchasing power of Israeli currency, in accordance with pronouncements of the Institute of Certified Public Accountants in Israel. Condensed nominal Israeli currency data on the basis of which the adjusted financial statements were prepared, are presented in note 11.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of the company as of December 31, 1998 and 1997 and the results of its operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Pursuant to section 211 of the Companies Ordinance (New Version), 1983, we hereby state that we have received all the information and explanations which we have requested and our opinion on the above mentioned financial statements is given based on the best of our information and the explanations which we have received and as reflected in the books of the company.

The nominal net income for each of the three years in the period ended December 31, 1998 included in the above financial statements (see note 11), differ (see attached schedule signed by us for identification) from the net income included in the "condensed special financial statements" for each of those years on which we expressed our opinion on February 28, 1999 and which were prepared according to the instructions of PEC Israeli Economic Corporation.

Tel-Aviv, February 28, 1999

                                                       /s/ Kesselman & Kesselman